EXHIBIT 99.1

MCI ANNOUNCES FIRST QUARTER 2004 RESULTS

Cash balance increases to $6.3 billion

4,500 Business Markets customer contracts signed in first quarter valued collectively at more than $1 billion

Global roll-out of new IP-based products and solutions

Accelerated cost reduction program to eliminate an additional 7,500 positions

Ashburn, Va., May 10, 2004 – MCI, Inc. (MCIA.PK) today reported its operating results for the three-month period ended March 31, 2004, and concurrently filed its quarterly report on Form 10Q with the Securities and Exchange Commission.

MCI’s revenue declined to $6.3 billion in the first quarter of 2004, compared to $7.2 billion a year earlier, including the consolidated results of Embratel. The decline reflects the adverse industry environment, as excess capacity and new technology adoption continue to pressure pricing. Exclusive of Embratel, the impending sale of which is expected to be completed in 2004, first quarter revenue declined to $5.4 billion from $6.6 billion a year earlier.

MCI reported an operating loss of $205 million for the first quarter, compared to operating profit of $634 million in the first quarter of 2003. Excluding Embratel, the 2004 loss was $265 million, and the year-earlier operating profit was $604 million.

“Although we made significant strides in restructuring the company during the past year, overall industry conditions and an unfavorable regulatory environment affected our first quarter results,” said Michael Capellas, MCI president and chief executive officer. “In response we are accelerating our cost reduction program, ramping new product introductions and optimizing our network wherever possible.”

A net loss of $388 million was reported for the first quarter of 2004, compared to net income of $52 million in 2003. This was largely due to declining revenue, caused in part by industry pricing.

Total operating expenses were $6.5 billion in the first quarter of 2004. Excluding Embratel they were $5.7 billion, a decrease of $301 million over the first quarter of 2003. Access costs were $3.2 billion in the first quarter of 2004. Excluding Embratel they were $2.9 billion, a decrease of 5 percent from first quarter 2003, reflecting declining volume and rates, network optimization and favorable contract renegotiations. This was partially offset by higher international access costs and the impact of foreign currency exchange rates.

Selling, general and administrative (SG&A) expenses increased by approximately $46 million in the first quarter to $1.8 billion, which included approximately $150 million for accounting and legal professional services, bankruptcy-related costs and severance. Excluding Embratel, SG&A expenses remained flat at $1.6 billion.

The Company expects to lower its cost structure and return to profitability in the second half of 2004 by:

  increasing international traffic following emergence from bankruptcy;
  focusing on delivery of new IP-based products to its enterprise customers;
  further reducing its workforce by 7,500 positions in the second quarter of 2004; and
  further consolidating and optimizing its network operations.

“MCI has a great set of capabilities with our expansive IP network, loyal global customer base and history of innovation,” said Capellas. “However, we clearly have more work to do to align our cost structure with the changing industry conditions and to take our new products to market. Over time we believe that customers will migrate to IP-based products and services and look to telecommunications providers that can provide secure end-to-end delivery – which will play directly to MCI’s strengths.”

In the first quarter the Company had positive cash flow of $150 million, taking its cash balance to $6.3 billion, of which approximately $2 billion will go toward bankruptcy-related payouts. Excluding Embratel, the Company had positive cash flow of $375 million. The Company expects positive cash flow for the balance of the year, with cash balances well above operating requirements.

Sequential Comparisons

Compared to the fourth quarter of 2003, revenue declined 2 percent to $6.3 billion from $6.4 billion. Operating costs were 3 percent lower at $6.5 billion,

compared to $6.7 billion in the quarter ended December 31, 2003. MCI’s operating loss was $272 million in the fourth quarter of 2003, but narrowed to $205 million in the first quarter of 2004.

Business Markets

Business Markets revenue, which includes the Company’s large global accounts, government, wholesale, and small and medium enterprises, declined to $3.1 billion in the first quarter of 2004, compared to $3.9 billion in the first quarter of 2003. Price competition intensified, particularly in data services and the small and medium-sized business markets. Customers reconfiguring their networks for greater efficiency, product substitution and the increasing migration of dial-up customers to broadband Internet access have affected demand.

Price compression in the wholesale market, due in part to competitors offering services priced with assumed low voice over Internet Protocol (VOIP) access costs, also affected the Company’s operating results. Given recent VOIP regulatory decisions, much of the traffic that some competitors have been offering as lower-cost VOIP will now be subject to traditional access. As a result, the Company expects normalization of the industry’s voice pricing.

Importantly, MCI signed 4,500 customer contracts in the first quarter that are expected to generate more than $1 billion over the next three-to-five years, including $230 million in MCI Solutions, primarily in MPLS-based managed services and Enhanced Call Routing. In February, MCI announced a major expansion – both domestically and globally – of Private IP, its MPLS-based VPN service.

MCI continues to be a leader in the enterprise space, and remains convinced that its relentless focus on reliability and quality of service, coupled with customer acquisition and retention efforts, will better support the company’s revenue in 2004.

Mass Markets

Mass Markets revenue declined to $1.4 billion in the first quarter of 2004, compared to $1.7 billion during the first quarter of 2003, in line with the Company’s expectations. A decline in long distance volume, combined with rate compression, reflected the increasing substitution of wireless phones, pre-paid telephone cards and email. Mass Markets also continued to experience the effect of Do Not Call telemarketing legislation and the entry of regional telephone companies into the long-distance market. However, local services continued to grow, reflecting strong consumer acceptance of the Company’s unlimited calling plans.

MCI expects Mass Markets to continue to be challenged by product substitution, intense price competition and regulatory issues.

International

International revenue was relatively flat in the first quarter of 2004 at $964 million, versus $970 million in 2003. Including the benefit from changes in foreign currency exchange rates that added approximately $100 million to revenue in first quarter of 2004, gains in voice revenue in international markets were matched by declines in data and internet revenue. This segment was the most heavily affected by the market impact of the Chapter 11 process.

Looking forward, new services enabled by the Company’s worldwide facilities-based network are expected to attract new, higher volume and more profitable customers, particularly in retail markets.

Cash Flow

Net cash provided by operating activities was $510 million in the first quarter of 2004, reflecting the benefit of significant non-cash expenses, including $609 million of depreciation and amortization.

Capital expenditures for the period totaled $217 million. For the full year 2004, MCI expects to commit $1.1 billion to new property, plant and equipment. Among the Company’s key investment programs is the expansion of additional MPLS nodes to accommodate more converged IP products and solutions.

Debt and Liquidity

Cash and equivalents at March 31, 2004 totaled $6.3 billion, of which approximately $2.0 billion was expected to fulfill claims following the Company’s emergence from bankruptcy on April 20, 2004. During the first quarter of 2004, consolidated cash and equivalents increased by $150 million, reflecting a $375 million increase for the Company’s businesses excluding Embratel, which more than offset a $225 million decrease in cash for Embratel. Long-term debt (including amounts due within one year) totaled $7.36 billion, of which debt associated with Embratel equaled $1.4 billion. Upon its emergence from Chapter 11 protection, MCI issued $5.7 billion of senior notes that mature in 2007, 2009 and 2014. During the quarter, the Company accrued $96 million in non-cash interest expense associated with these notes, in accordance with Fresh Start accounting, which MCI adopted on December 31, 2003.

Conference Call

MCI will host a conference call to discuss recent results and future prospects today at 5PM (EDT). Investors are invited to access a live audio feed on the Company’s website, www.mci.com.

About MCI

MCI, Inc. (MCIA.PK) is a leading global communications provider, delivering innovative, cost-effective advanced communications connectivity to businesses, governments and consumers. With the industry’s most expansive global IP backbone, based on the number of company-owned points-of-presence, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today’s markets. For more information, go to www.mci.com.

Forward Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. While management has prepared the guidance contained in this press release in good faith and believes the assumptions to be reasonable, it is important to note that the Company can provide no assurance that such assumptions will be realized. Important assumptions used in preparing the guidance include, but are not limited to: the successful completion of the sale of Embratel in 2004, the successful launch of a VOIP initiative, access to external funding sources as necessary, a generally stable economic environment with low inflation, a satisfactory commercial alternative to the unbundled network element platform can be negotiated in response to the March 2, 2004 circuit court decision on the FCC’s Triennial Review Order,and no significant change in the regulatory and competitive conditions under with the Company currently operates. Furthermore, no additional material restructuring costs are forecast for 2004. Actual results could vary materially if any of these assumptions turns out to be incorrect or other unexpected events occur. A variety of risk factors could affect the Company’s projected financial results, including: matters arising out of pending class-action and other lawsuits and internal and government investigations relating to the previously-announced restatement of financial results, economic uncertainty; the effects of vigorous competition, including price compression; the impact of technological change on our business, alternative technologies, and dependence of availability of transmission facilities; risks of international business; regulatory risks in the United States and internationally; contingent liabilities; uncertainties regarding the collectibility of receivables; risks associated with debt service requirements and our financial leverage; uncertainties associated with the success of acquisitions; and the ongoing war on terrorism. More detailed information about these risk factors is contained in the Company’s filings with the Securities and Exchange Commission.

###

UNAUDITED STATEMENTS OF OPERATIONS
For the Three-Month Periods Ended March 31, 2004 and 2003
(In Millions)

	Consolidated MCI				Without Embratel
	Successor Company	Predecessor Company			Successor Company	Predecessor Company

	1Q04	1Q03	1Q04 vs. 1Q03	1Q04 vs. 1Q03	1Q04	1Q03	1Q04 vs. 1Q03	1Q04 vs. 1Q03

Revenues	$6,295	$7,228	$(933)	-12.9%	$5,443	$6,613	$(1,170)	-17.7%

Access costs	3,191	3,292	(101)	-3.1%	2,906	3,074	(168)	-5.5%
Costs of services and products	878	883	(5)	-0.1%	671	749	(78)	-10.4%

Total cost of sales	4,069	4,175	(106)	-2.5%	3,577	3,823	(246)	-6.4%

Gross profit	2,226	3,053	(827)	-27.1%	1,866	2,790	(924)	-33.1%
Selling, general and administrative	1,822	1,776	46	2.6%	1,609	1,612	(3)	-0.2%

Gross profit less selling, general and administrative	404	1,277	(873)	-68.4%	257	1,178	(921)	-78.2%
Depreciation and amortization	609	643	(34)	-5.3%	522	574	(52)	-9.1%

Operating (loss) income	(205)	634	(839)	-132.3%	(265)	604	(869)	-143.9%

Other income (expense), net:
Interest expense	(123)	(54)	69	127.8%	(100)	(43)	57	132.6%
Reorganization items, net	-	(206)	(206)	-100.0%	-	(206)	(206)	-100.0%
Miscellaneous (expense) income, net	(5)	48	(53)	-110.4%	7	1	6	600.0%

(Loss) income from continuing operations before income taxes, minority interests and cumulative effect of a change in accounting principle	(333)	422	(755)	-178.9%	(358)	356	(714)	-200.6%
Income tax expense	36	110	(74)	-67.3%	24	87	(63)	-72.4%
Minority interests, net of tax	14	46	(32)	-69.6%	-	(7)	7	100.0%

(Loss) income from continuing operations before cumulative effect of a change in accounting principle	(383)	266	(649)	-244.0%	(382)	276	(658)	-238.4%
Net (loss) income from discontinued operations	(5)	1	(6)	-600.0%	(5)	1	(6)	-600.0%

(Loss) income before cumulative effect of a change in accounting principle	(388)	267	(655)	-245.3%	(387)	277	(664)	-239.7%
Cumulative effect of a change in accounting principle	-	(215)	(215)	-100.0%	-	(215)	(215)	-100.0%

Net (loss) income	$(388)	$52	$(440)	-846.2%	$(387)	$62	$(449)	-724.2%

UNAUDITED STATEMENTS OF OPERATIONS
For the Three-Month Periods Ended March 31, 2004 and December 31, 2003
(In Millions)

	Consolidated MCI				Without Embratel
	Successor Company	Predecessor Company			Successor Company	Predecessor Company

	1Q04	1Q03	1Q04 vs. 1Q03	1Q04 vs. 1Q03	1Q04	1Q03	1Q04 vs. 1Q03	1Q04 vs. 1Q03

Revenues	$6,295	$6,407	$(112)	-1.7%	$5,443	$5,571	$(128)	-2.3%

Access costs	3,191	3,229	(38)	-1.2%	2,906	2,934	(28)	-1.0%
Costs of services and products	878	897	(19)	-2.1%	671	695	(24)	-3.5%

Total cost of sales	4,069	4,126	(57)	-1.4%	3,577	3,629	(52)	-1.4%

Gross profit	2,226	2,281	(55)	-2.4%	1,866	1,942	(76)	-3.9%
Selling, general and administrative	1,822	1,860	(38)	-2.0%	1,609	1,670	(61)	-3.7%

Gross profit less selling, general and administrative	404	421	(17)	-4.0%	257	272	(15)	-5.5%
Depreciation and amortization	609	693	(84)	-12.1%	522	605	(83)	-13.7%

Operating (loss) income	(205)	(272)	67	24.6%	(265)	(333)	68	20.4%

Other income (expense), net:
Interest expense	(123)	(56)	67	119.6%	(100)	(24)	76	316.7%
Reorganization items, net	-	22,554	(22,554)	-100.0%	-	22,554	(22,554)	-100.0%
Miscellaneous (expense) income, net	(5)	93	(98)	-105.4%	7	87	(80)	-92.0%

(Loss) income from continuing operations before income taxes and minority interests	(333)	22,319	(22,652)	-101.5%	(358)	22,284	(22,642)	-101.6%
Income tax expense	36	77	(41)	-53.2%	24	65	(41)	-63.1%

Minority interests, net of tax	14	29	(15)	-51.7%	-	6	(6)	-100.0%

(Loss) income from continuing operations	(383)	22,213	(22,596)	-101.7%	(382)	22,213	(22,595)	-101.7%
Net (loss) from discontinued operations	(5)	(7)	2	28.6%	(5)	(7)	2	28.6%

Net (loss) income	$(388)	$22,206	$(22,594)	-101.7%	$(387)	$22,206	$(22,593)	-101.7%

UNAUDITED STATEMENTS OF OPERATIONS
For the Three-Month Periods Ended March 31, 2004 and 2003 and December 31, 2003 (In Millions)

	Successor Company			Predecessor Company

	Three-Month Period Ended March 31, 2004			Three-Month Period Ended March 31, 2003

	Without Embratel	Embratel	Consolidated MCI	Without Embratel	Embratel	Consolidated MCI

Revenues	$5,443	$852	$6,295	$6,613	$615	$7,228
Operating expenses:
Access costs	2,906	285	3,191	3,074	218	3,292
Costs of services and products	671	207	878	749	134	883
Selling, general and administrative	1,609	213	1,822	1,612	164	1,776
Depreciation and amortization	522	87	609	574	69	643
Total	5,708	792	6,500	6,009	585	6,594
Operating (loss) income	(265)	60	(205)	604	30	634
Other income (expense), net:
Interest expense	(100)	(23)	(123)	(43)	(11)	(54)
Miscellaneous income (expense), net	7	(12)	(5)	1	47	48
Reorganization items, net	—	—	—	(206)	—	(206)
(Loss) income from continuing operations before income taxes, minority interests and cumulative effect of a change in accounting principle	(358)	25	(333)	356	66	422
Income tax expense	24	12	36	87	23	110
Minority interests, net of tax	—	14	14	(7)	53	46
(Loss) income from continuing operations before cumulative effect of a change in accounting principle	(382)	(1)	(383)	276	(10)	266
Net (loss) income from discontinued operations	(5)	—	(5)	1	—	1
(Loss) income before cumulative effect of a change in accounting principle	(387)	(1)	(388)	277	(10)	267
Cumulative effect of a change in accounting principle	—	—	—	(215)	—	(215)
Net (loss) income	$(387)	$(1)	$(388)	$62	$(10)	$52

	Predecessor Company

	Three-Month Period Ended December 31, 2003

	Without Embratel	Embratel	Consolidated MCI

Revenues	$5,571	$836	$6,407
Operating expenses:
Access costs	2,934	295	3,229
Costs of services and products	695	202	897
Selling, general and administrative	1,670	190	1,860
Depreciation and amortization	605	88	693
Total	5,904	775	6,679

Operating (loss) income	(333)	61	(272)
Other income (expense), net:
Interest expense	(24)	(32)	(56)
Miscellaneous income, net	87	6	93
Reorganization items, net	22,554	—	22,554

Income from continuing operations before income taxes and minority interests	22,284	35	22,319
Income tax expense	65	12	77
Minority interests, net of tax	6	23	29

Income from continuing operations	22,213	—	22,213
Net loss from discontinued operations	(7)	—	(7)

Net income	$22,206	$—	$22,206

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
As of March 31, 2004 and December 31, 2003

(In Millions, Except Share Data)

	Successor Company

	As of March 31, 2004	As of December 31, 2004

ASSETS
Current assets
Cash and cash equivalents	$6,328	$6,178
Accounts receivable, net of allowance for doubtful accounts of $1,755 for 2004 and $1,762 for 2003	3,649	4,082
Deferred taxes	1,007	990
Other current assets	923	836
Assets held for sale	106	176

Total current assets	12,013	12,262
Property, plant and equipment, net	11,292	11,758
Intangible assets, net	2,047	2,135
Deferred taxes	586	608
Other assets	718	713

	$26,656	$27,476

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities
Accounts payable	$1,303	$1,722
Accrued access costs	2,566	2,349
Current portion of long-term debt	383	330
Accrued interest	25	25
Other current liabilities	4,261	4,361

Liabilities of assets held for sale	11	23

Total current liabilities	8,549	8,810
Long-term debt, excluding current portion	6,981	7,117

Deferred taxes	1,212	1,213
Other liabilities	717	714
Commitments and contingencies

Minority interests	1,126	1,150
Shareholders’ equity:
MCI common stock, par value $0.01 per share; authorized: 3,000,000,000; issued and outstanding 314,856,250 as of March 31,
2004 and December 31, 2003	3	3
Additional paid-in capital	8,469	8,469
Accumulated deficit	(388)	-
Accumulated other comprehensive loss	(13)	-

Total shareholders’ equity	8,071	8,472

	$26,656	$27,476

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Three-Month Periods Ended March 31, 2004 and 2003
(In Millions)

	Successor Company	Predecessor Company

	Three-Month Period Ended March 31, 2003

	2004	2003

OPERATING ACTIVITIES
Net (loss) income	$(388)	$52
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	609	643
Cumulative effect of a change in accounting principle	-	215
Minority interests, net of tax	14	46
Bad debt provision	240	326
Gain on sale of property, plant and equipment	(2)	(3)
Deferred tax provision	4	(52)
Non-cash reorganization charges	-	166
Amortization of debt discount	96	-
Other	(2)	13
Changes in assets and liabilities:
Accounts receivable	148	(428)
Other current assets	(79)	(132)
Non current assets	(9)	34
Accounts payable and accrued access costs	(157)	(376)
Other liabilities	36	394

Net cash provided by operating activities	510	898
INVESTING ACTIVITIES
Additions to property, plant and equipment	(217)	(94)
Deposit on the pending sale of Embratel	20	-
Proceeds from sale of property, plant and equipment	2	11
Proceeds from the sale of investments	1	-
Proceeds from the sale of asset held for sale	35	-

Net cash used in investing activities	(159)	(83)
FINANCING ACTIVITIES
Principal borrowings on debt	56	58
Principal repayments on debt	(253)	(182)

Net cash used in financing activities	(197)	(124)
Effect of exchange rate changes on cash	(4)	10
Net change in cash and cash equivalents	150	701
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	6,178	2,820

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$6,328	$3,521

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid (refunds received) for taxes, net	$1	$(4)
Cash paid for interest, net of amounts capitalized	32	36
Cash paid for reorganization items	-	40
Non cash items:
Conversion of preferred stock to common stock	-	58